Exhibit 99.1

Aytu BioScience Provides Fiscal Fourth Quarter and Year-End 2017 Business Update

Live Conference Call and Webcast Today at 10:30 a.m. ET

Englewood, CO – August 31, 2017 – Aytu BioScience, Inc. (OTCQX: AYTUD), a specialty life sciences company focused on global commercialization of novel products in the field of urology, today provided an overview of its business, including the Company’s operational and financial accomplishments for its 2017 fiscal year. The Company will host a live conference call and webcast today at 10:30 a.m. ET. Details are provided at the end of this press release.

Fiscal 2017 Corporate Highlights:

•	Continued to execute on the strategy of building a commercial-stage company focused on acquiring and growing unique, revenue-generating urology products

o	Prescriptions of its lead product, Natesto®, the only intranasally-administered testosterone, have grown to over 150 prescriptions per week

o	Total Natesto prescriptions have grown 40%, on average, per month from April through June 2017, and grew 98% from the previous quarter

•	Expanded its commercialization of MiOXSYS®, the Company’s proprietary CE marked device for the rapid assessment of male infertility, outside of the U.S., by increasing disposable sensor revenues via existing customers, and expanding instrument placements through its international distributor network

•	Divested a non-core asset, Primsol® (trimethoprim) Solution, in order to focus commercial efforts on Natesto, MiOXSYS, and newly acquired Fiera®

•	Acquired the novel female personal care device, Fiera, via the acquisition of female wellness company Nuelle, Inc. and expanded into the women’s female sexual wellness market

•	Re-capitalized the Company via a $11.8M private placement in August 2017, primarily with institutional investors, which the Company believes will enable Aytu to operate into the middle of fiscal 2019 and achieve cashflow breakeven

Fiscal 2017 Financial Highlights:

•	Company annual net product revenue increased to $3.2 million, which is up approximately 57% over the same period last year and only includes revenues from Primsol through March, as it was divested in April

•	Generated net product revenue of $836,000 in the fourth quarter, representing 71% growth over the same quarter last fiscal year

•	Increased factory unit sales of Natesto from 1,800 in Q3 to 4,200 in Q4, delivering $1 million in gross factory sales – more than a three-fold increase over Q2

o	Natesto gross factory sales are on an annual run rate of nearly $7.0 million over the last four weeks

•	Reduced cash used in operations by 31% from the first half to the second half of fiscal 2017

“Fiscal 2017 was a fundamentally strong year for Aytu as we have begun to establish ourselves as a leading commercial-stage urology company,” stated Josh Disbrow, Chairman and Chief Executive Officer of Aytu. “The addition of Natesto in early fiscal 2017 to the Aytu portfolio has transformed the Company as Natesto has the potential to become a significant product in the $2 billion testosterone replacement therapy (TRT) market. Natesto is highly differentiated from other TRTs given its unique delivery, established efficacy, and improved safety profile, and we believe we are beginning to realize Natesto’s substantial commercial potential. Our sales force is still in the early stages of establishing Natesto with their physician customers, and now, having consistently eclipsed 150 prescriptions per week, we believe that the recent prescription trend is just the beginning of establishing Natesto as the new standard for the millions of men with hypogonadism. Over the past year since acquiring and re-launching Natesto in the U.S. we have successfully rolled out our nationwide sales force targeting the highest prescribing physicians of testosterone replacement therapies. Prescriptions have grown 98% since last quarter and have achieved an average monthly growth rate of 40% over the fourth quarter. Additionally, MiOXSYS and Fiera are becoming meaningful products for the Company as we continue our rollout of MiOXSYS outside the U.S., and have begun the process of integrating Fiera into our portfolio. MiOXSYS instrument placements more than doubled from the first half to the second half of fiscal 2017 overseas, and we have now placed MiOXSYS in 20 countries around the world. Given these commercial developments, we are now well positioned going forward, and expect to be at a revenue run-rate to achieve profitability in the next twelve months. Additionally, with the closing of our recent $11.8M private placement, we believe we have adequate cash to operate into the middle of fiscal 2019 and to achieve cashflow breakeven. The Company is well capitalized with substantial cash on the balance sheet, has demonstrated consistent month to month prescription and factory sales growth of Natesto, and has demonstrated that both MiOXSYS and Fiera stand to become meaningful revenue-generating products for the Company as part of our unique, commercial-stage urology portfolio.”

Natesto is the only FDA-approved nasally-delivered TRT, and Aytu has the exclusive U.S. license to Natesto through the term of the product’s extensive patent portfolio. Due to its unique intranasal delivery, Natesto has an efficacy and safety profile that is fundamentally different than all other TRTs. The Company and its licensing partner, Acerus Pharmaceuticals, have presented new data in the last year that is helping to establish Natesto as an important new treatment option for the 13 million American men that are diagnosed with low testosterone.

While Natesto is the Company’s lead product, Aytu remains committed to establishing MiOXSYS as novel and important diagnostic for the millions of men worldwide faced with male factor infertility. In the past year Aytu, along with the Company’s clinical collaborators, has published and presented compelling new clinical data to strengthen the body of evidence supporting the important role of MiOXSYS in the diagnosis and management of infertility. In fiscal 2017 the Company’s collaborators published two peer-reviewed articles and made twelve presentations at major scientific conferences around the world. Additionally, in fiscal 2017 the Company added nine new distributors for MiOXSYS bringing the Company’s international distribution network to 19 companies, achieving instrument sales in 20 countries.

On May 9th, the Company announced the acquisition of Nuelle, Inc. in an all-stock transaction. The acquisition of Nuelle and the on-market product, Fiera, enables Aytu to expand into an adjacent and complementary therapeutic area in female sexual wellness. Additionally, the Company believes Fiera serves to complement our Natesto efforts while adding another unique product that can be efficiently commercialized through our established U.S. sales force. Fiera serves a large and growing need in female sexual health and is positioned to help many of the 44% of women worldwide who report a sexual problem. With this transaction, Aytu also received approximately $600,000 in cash, $1 million in inventory, and several prominent healthcare institutional investors, inclusive of venture capital firm New Enterprise Associates.

ProstaScint® remains an important portfolio product for the Company given its revenue contribution and its role in the screening and staging of prostate cancer, despite the fact that minimal promotional effort is expended on this product.

On April 3rd, the Company announced that it had entered into an agreement with Allegis Holdings to divest Primsol® (trimethoprim) Solution. This was a strategic transaction given that Primsol was not a core promotional product, and that the transaction provided non-dilutive capital that has been deployed toward the commercialization of the Company’s core products.

Net product revenue for fiscal 2017 was $3.2 million, which was related to sales of ProstaScint, Primsol (through March), sales of MiOXSYS and minimal initial wholesaler sales of Natesto. This represents a product revenue growth rate of 57% over fiscal 2016. Fiera contributed minimally to fiscal 2017 revenue but is expected to contribute meaningful revenue in fiscal 2018. We expect the majority of 2018 revenue to be driven from Natesto sales with revenue contributions from sales of MiOXSYS (outside of the U.S.) and revenues from Fiera sales. Revenues will be generated from ProstaScint sales, but the Company expects ProstaScint proportional sales contributions to diminish over the next 12 to 18 months.

On August 15th, the Company announced the closing of a private placement of equity units, which resulted in gross proceeds of $11.8 million, before deducting fees. With this infusion of capital, the Company believes that it has adequate financial resources to adequately fund operations through the middle of fiscal 2019 and enables the Company to achieve cashflow breakeven.

On August 25th, the Company announced that a previously approved 1-for-20 reverse split of its outstanding shares of common stock was effected, and trading commenced on a post-split basis on Tuesday, August 29th. The stock split is intended to increase the per share trading price of the Company’s common stock to enable the Company to satisfy the minimum bid price requirement for a planned listing on a senior exchange. The Company’s trading symbol is temporarily changed to “AYTUD” for a period of twenty business days, which began on August 29th. After this period the symbol will revert to the original symbol of “AYTU.”

Conference Call Information:

The live conference call and webcast will begin today 10:30 a.m. Eastern Time. Interested participants and investors may access the conference call by dialing either:

•	1 (855) 656-0926 (U.S.)

•	1 (412) 542-4198 (international)

The webcast will be accessible live and archived on Aytu’s website, http://aytubio.com, for 90 days.

A replay of the call will be available for seven days. Access the replay by calling 1 (877) 344-7529 (U.S.) or 1 (412) 317-0088 (international) and using the replay access code 10111805.

About Aytu BioScience, Inc.

Aytu BioScience is a commercial-stage specialty life sciences company focused on global commercialization of novel products in the field of urology, with a focus on products addressing vitality, sexual wellness, and reproductive health. The Company currently markets two prescription products in the U.S.: Natesto®, the first and only FDA-approved nasal formulation of testosterone for men with hypogonadism (low testosterone, or “Low T”) and ProstaScint® (capromab pendetide), the only FDA-approved imaging agent specific to prostate specific membrane antigen (PSMA) for prostate cancer detection and staging. Additionally, Aytu is developing MiOXSYS®, a novel, rapid semen analysis system with the potential to become a standard of care for the diagnosis and management of male infertility caused by oxidative stress. MiOXSYS® is commercialized outside the U.S. where it is a CE Marked, Health Canada cleared product, and Aytu is planning U.S.-based clinical trials in pursuit of 510k medical device clearance by the FDA. Aytu’s strategy is to continue building its portfolio of revenue-generating products, leveraging its focused commercial team and expertise to build leading brands within growing markets. For more information visit aytubio.com. Aytu also has a wholly-owned subsidiary Aytu Women’s Health (formerly Nuelle, Inc.), a personal health and wellness company focused on women’s sexual wellbeing and intimacy. Aytu Women’s Health markets Fiera, a personal care device for women that is scientifically proven to enhance physical arousal and sexual desire. Fiera is a consumer device and is not intended to treat, mitigate, or cure any disease or medical condition.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. All statements other than statements of historical facts contained in this presentation, including statements regarding our anticipated future clinical and regulatory events, future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. Forward looking statements are generally written in the future tense and/or are preceded by words such as “may,” “will,” “should,” “would,” “forecast,” “could,” “expect,” “suggest,” “believe,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” or similar words, or the negatives of such terms or other variations on such terms or comparable terminology. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the company’s ability to increase Natesto prescriptions, and product sales of MiOXSYS and Fiera, the company’s ability to fund operations into the middle of fiscal 2019, and the company’s ability to further reduce cash used in operations through fiscal 2018. We also refer you to the risks described in “Risk Factors” in Part I, Item 1A of Aytu BioScience, Inc.’s Annual Report on Form 10-K, and in the other reports and documents we file with the Securities and Exchange Commission from time to time.

Investor contact:

Amato and Partners, LLC

Investor Relations Counsel

admin@amatoandpartners.com

Aytu BioScience, Inc.

Balance Sheets

Unaudited

	June 30,
	2017	2016

Assets
Current assets
Cash and cash equivalents	$802,328	$8,054,190
Restricted cash	75,214	-
Accounts receivable, net	528,039	162,427
Inventory, net	1,312,221	524,707
Prepaid expenses and other	310,760	215,558
Prepaid research and development - related party	-	121,983
Investment in Acerus	-	1,041,362
Total current assets	3,028,562	10,120,227

Fixed assets, net	647,254	231,430
Developed technology, net	1,337,333	1,159,736
Customer contracts, net	77,667	1,353,375
Trade names, net	164,037	194,472
Natesto asset	9,231,072	10,549,797
Goodwill	238,426	221,000
Patents, net	271,278	296,611
Long-term portion of prepaid research and development - related party	-	213,471
Deposits	2,888	2,888
Total long-term assets	11,969,955	14,222,780

Total assets	$14,998,517	$24,343,007

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and other	$2,220,400	$2,322,605
Accrued liabilities	782,536	1,197,106
Natesto payable	-	5,379,675
Accrued compensation	339,704	1,200,930
Deferred rent	6,673	4,109
Current contingent consideration	261,155	-
Total current liabilities	3,610,468	10,104,425

Contingent consideration	7,386,782	3,869,122
Deferred rent	1,451	8,215
Warrant derivative liability	-	275,992
Total liabilities	10,998,701	14,257,754

Commitments and contingencies

Stockholders' equity
Preferred Stock, par value $.0001; 50,000,000 shares authorized; none issued	-	-
Common Stock, par value $.0001; 100,000,000 shares authorized; shares issued
and outstanding 824,831 in 2017 and 187,098 in 2016	82	19
Additional paid-in capital	73,069,463	56,646,659
Ampio stock subscription	-	-
Accumulated deficit	(69,069,729)	(46,561,425)
Total stockholders' equity	3,999,816	10,085,253

Total liabilities and stockholders' equity	$14,998,517	$24,343,007

Aytu BioScience, Inc.

Statements of Operations

Unaudited

	Three Months Ended June 30,		Year Ended June 30,
	2017	2016	2017	2016

Revenue
Product and service revenue	$835,889	$489,984	$3,221,590	$2,050,838
License revenue	-	447,321	-	511,607
Total revenue	835,889	937,305	3,221,590	2,562,445

Operating expenses
Cost of sales	349,702	334,854	1,417,355	957,076
Research and development	185,331	2,819,763	959,857	6,127,772
Research and development - related party	-	47,997	387,960	191,991
Sales, general and administrative	-	3,101,554	17,442,627	8,517,592
Sales, general and administrative - related party	27,820	53,024	165,131	307,704
Impairment of intangible assets	1,265,125	7,500,000	1,265,125	7,500,000
Amortization of intangible assets	397,728	380,074	1,708,771	664,707
Total operating expenses	2,225,706	14,237,266	23,346,826	24,266,842

Loss from operations	(1,389,817)	(13,299,961)	(20,125,236)	(21,704,397)

Other (expense)
Interest (expense)	(1,650,172)	(1,063,351)	(2,534,358)	(5,491,486)
(Loss) on investment	-	(971,629)	(61,519)	(971,629)
Derivative income (expense)	-	37,483	212,809	(12,572)
Total other (expense)	(1,650,172)	(1,997,497)	(2,383,068)	(6,475,687)

Net loss	$(3,039,989)	$(15,297,458)	$(22,508,304)	$(28,180,084)

Weighted average number of Aytu
common shares outstanding	731,620	150,148	466,024	87,057

Basic and diluted Aytu net loss
per common share	$(4.16)	$(101.88)	$(48.30)	$(323.70)

Aytu BioScience, Inc.

Statements of Cash Flows

Unaudited

	Year Ended June 30,
	2017	2016

Cash flows from operating activities:
Net loss	$(22,508,304)	$(28,180,084)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation, amortization and accretion	4,364,680	874,789
Asset impairment	1,265,125	7,500,000
Stock-based compensation expense	2,502,092	902,946
Issuance of restricted stock	724,613	-
Amortization of debt issuance costs	-	182,759
Amortization of beneficial conversion feature	-	4,943,073
Noncash interest expense	-	221,024
Derivative (income) expense	(212,809)	12,572
Amortization of prepaid research and development - related party	335,454	121,983
Loss on investment	61,519	971,629
Common stock issued to executives	509,996	-
Issuance of warrants to initial investors	596,434	-
Gain on sale of asset	(428,374)	-
Warrant amendment	1,507	-
Adjustments to reconcile net loss to net cash used in operating activities:
(Increase) in accounts receivable	(355,031)	(5,369)
Decrease (increase) in inventory	195,427	(485,265)
(Increase) decrease in prepaid expenses and other	(95,202)	155,330
Increase in accounts payable and other	493,217	698,237
(Decrease) increase in accrued liabilities	(414,570)	925,232
(Decrease) increase in accrued compensation	(861,226)	1,004,427
(Decrease) increase in deferred rent	(4,200)	10,875
(Decrease) in deferred revenue	-	(511,607)
Net cash used in operating activities	(13,829,652)	(10,657,449)

Cash flows used in investing activities:
Purchases of fixed assets	(111,608)	(252,932)
Purchase of Natesto assets	(6,000,000)	(2,000,000)
Investment in Acerus	1,071,707	(2,012,991)
Sale of investment in Acerus cost	(91,864)	-
Sales of Primsol assets	1,750,000	-
Purchase of Primsol asset	(750,000)	(1,040,000)
Cash proceed from Nuelle	613,309	-
Cost related to Nuelle acquisition	(16,082)	-
Deposits	-	1,998
Net cash used in investing activities	(3,534,538)	(5,303,925)

Cash flows from financing activities:
Issuance of common stock to Lincoln Park	739,857	-
Costs related to the sale of common stock	(90,924)	-
Warrant tender offer	2,243,282	-
Warrant tender offer cost	(312,159)	-
Proceeds from convertible promissory notes, net	-	5,175,000
Debt issuance costs	-	(298,322)
Costs related to the conversion of the convertible promissory notes to equity	-	(29,754)
Ampio stock subscription payment	-	5,000,000
Registerd offering	8,602,499	7,520,493
Registered offering costs	(997,865)	(904,914)
Over-allotment warrants purchased by placement agents	2,852	-
Sale of stock subscription	-	200,000
Net cash provided by financing activities	10,187,542	16,662,503

Net change in cash and cash equivalents	(7,176,648)	701,129
Cash and cash equivalents at beginning of period	8,054,190	7,353,061
Cash and cash equivalents at end of period	$877,542	$8,054,190

Non-cash transactions:
Issuance of common stock to Nuelle share holders	$1,837,500	$-
Fixed assets included in accounts payable	$10,789	$-
Warrants issued in connection with the equity financing to the placement agents	$292,630	$-
Warrants amended in connection with warrant tender offer	$63,182	$-
Warrant derivative liability related to the issuance of the convertible promissory notes	$-	$102,931
Primsol asset purchase included in primsol payable, $1,250,000 less future accretion of $173,000	$-	$1,077,000
Conversion of convertible promissory notes and interest of $221,000 to common stock	$-	$5,396,024
Natesto asset purchase included in Natesto payable, $6,000,000 less future accretion of $620,325	$-	$5,379,675
Warrant derivative liability related to the issuance of the registered offering placement agent warrants	$-	$297,317
Reclassification of liability based warrants to equity presentation related to the convertible promissory notes	$-	$136,828
Beneficial conversion feature related to convertible promissory notes	$-	$4,943,073
Debt issuance costs related to notes that converted to equity	$-	$(218,494)